EXHIBIT 23.1










                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Datastream Systems, Inc.:

We consent to incorporation by reference in the Registration Statement on Forms S-8 (333-00080, 333-37655) of Datastream Systems, Inc. of our report dated January 23, 1998, relating to the consolidated balance sheets of Datastream Systems, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of Datastream Systems, Inc.




Greenville, South Carolina                      /s/ KPMG Peat Marwick LLP
April 16, 1998